As filed with the Securities and Exchange Commission on November 21, 2008
Reg. No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MOLEX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	36-2369491
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
2222 Wellington Court, Lisle, Illinois 60532
(Address and Zip Code of Principal Executive Offices)

2008 Molex Stock Incentive Plan
(Full title of the plan)
Ana G. Rodriguez, Esq.
Senior Vice President & Secretary
Molex Incorporated
2222 Wellington Court
Lisle, Illinois 60532
(Name and address of agent for service)

(630) 969-4550
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered (1)(2)	Registered (1)	Per Share (2)	Offering Price(2)	Registration Fee(2)
Class A Common Stock, $0.01 par value	7,500,000(3)	$11.58	$86,850,000	$3,413.21

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock, par value $0.05 per share, which may be issued pursuant to the 2008 Molex Stock Incentive Plan (“2008 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act on the basis of the average high and low sale prices reported for shares of the Registrant’s common stock on the Nasdaq National Market on November 17, 2008.

(3)	The number of shares being registered does not include the shares of the Registrant’s common stock previously registered under the (i) The 1998 Molex Stock Option and Restricted Stock Plan, as amended (the “1998 Plan”); (ii) The 2000 Molex Long-Term Stock Plan, as amended (the “2000 Plan”); or (iii) The 2005 Molex Incentive Stock Option Plan, as amended (the “2005 Plan”), each of which was merged into the 2008 Plan and the unused shares under which are being transferred to the 2008 Plan. See Explanatory Note below.

EXPLANATORY NOTE
Pursuant to the 2008 Plan, the 1998 Plan, the 2000 Plan and the 2005 Plan are merged into the 2008 Plan and shares of Company stock subject to those plans are available for grant under the 2008 Plan. In accordance with Instruction E of Form S-8, the earlier registration statements for each of these plans is hereby incorporated by reference and the unused shares, as set forth below, are hereby transferred to the 2008 Plan.

	File Number of Registration	Number of Shares Being
Plan	Statement	Carried Over

1998 Plan	333-68481	3,218,797

2000 Plan	333-55700	4,155,395

2005 Plan	333-129561	451,750

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed in (a) through (d) below and previously filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:
(a)	The Company’s annual report on Form 10-K for the fiscal year ended June 30, 2008, filed on August 6, 2008.

(b)	The Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed on October 31, 2008.

(c)	The Company’s current reports on Form 8-K filed on August 5, 2008 and October 28, 2008.

(d)	The description of the Company’s Common Stock under the caption “Description of Capital Stock” in the final prospectus forming a part of the Company’s Registration Statement on Form S-3 (Reg. No. 33-57613) filed on February 7, 1995, as amended by Amendment No. 1 thereto filed on February 16, 1995, and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of Class A Common Stock offered hereby is being passed upon by Ana G. Rodriguez, Senior Vice President and Secretary of the Company. Ms. Rodriguez, a full-time employee of the Company, beneficially owns less than 1% of the Registrant’s Class A Common Stock.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the General Corporation Law of the State of Delaware). Section 102 of the General Corporation Law of the State of Delaware authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. In addition, Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.
     The Certificate of Incorporation of the Company provides that directors and officers shall be indemnified as described above to the fullest extent permitted by Delaware law; provided, however, that any such person seeking indemnification in connection with a proceeding initiated by such person shall be indemnified only if such proceeding was authorized by the board of directors of the Company.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains directors’ and officers’ liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2000).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1(ii) to the Company’s current report on Form 8-K filed on November 19, 2007).

4.3	2008 Molex Stock Incentive Plan (incorporated by reference to Appendix IV to the Company’s Proxy Statement filed on September 12, 2008).

5.1*	Opinion of Ana G. Rodriguez, Senior Vice President & Secretary.

23.1*	Opinion of Ana G. Rodriguez (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24*	Powers of Attorney (included herein on the signature page).

*	Filed herewith.
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois on November 21, 2008.

MOLEX INCORPORATED
By:	/s/ ANA G. RODRIGUEZ
Ana G. Rodriguez
Senior Vice President & Secretary

POWER OF ATTORNEY
     The officers and directors of Molex Incorporated whose signatures appear below hereby constitute and appoint Martin P. Slark and Ana G. Rodriguez, and each of them (with full power to each of them to act alone), their true and lawful attorneys-in-fact, with full powers of substitution and re-substitution, to sign and execute on behalf of the undersigned any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below as of November 21, 2008 by the following persons in the capacities indicated.

Vice Chairman of the Board and Chief Executive Officer	/s/ MARTIN P. SLARK

(Principal Executive Officer)	Martin P. Slark

Executive Vice President, Treasurer and Chief Financial Officer	/s/ DAVID D. JOHNSON

(Principal Financial Officer)	David D. Johnson

Vice President, Corporate Controller and Chief Accounting Officer	/s/ K. TRAVIS GEORGE

(Principal Accounting Officer)	K. Travis George

Director	/s/ MICHAEL J. BIRCK

Michael J. Birck

Director	/s/ MICHELLE L. COLLINS

Michelle L. Collins

Director	/s/ EDGAR D. JANNOTTA

Edgar D. Jannotta

Director	/s/ FREDERICK A. KREHBIEL

Frederick A. Krehbiel

Director	/s/ FRED L. KREHBIEL

Fred L. Krehbiel

Director	/s/ JOHN H. KREHBIEL, JR.

John H. Krehbiel, Jr.

Director	/s/ KAZUMASA KUSAKA

Kazumasa Kusaka

Director	/s/ DAVID L. LANDSITTEL

David L. Landsittel

Director	/s/ JOE W. LAYMON

Joe W. Laymon

Director	/s/ DONALD G. LUBIN

Donald G. Lubin

Director	/s/ JAMES S. METCALF

James S. Metcalf

Director	/s/ ROBERT J. POTTER

Robert J. Potter

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2000).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1(ii) to the Company’s current report on Form 8-K filed on November 19, 2007).

4.3	2008 Molex Stock Incentive Plan (incorporated by reference to Appendix IV to the Company’s Proxy Statement filed on September 12, 2008).

5.1	Opinion of Ana G. Rodriguez, Senior Vice President & Secretary

23.1	Consent of Ana G. Rodriguez (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Powers of Attorney (included herein on the signature page)